The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below. Overview The notes provide exposure to the S&P 500 ® Daily Risk Control 10% Excess Return Index (the “Index”). The Index provides variable notional exposure to the S&P 500 ® Total Return Index (the “Underlying Index”), while targeting an annualized volatility of 10%. The Index also reflects, on a daily basis, the deduction of the notional financing cost. The Underlying Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets and is calculated on a total - return basis ( i.e. , dividends and other distributions are notionally reinvested). Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co. Minimum Denomination: $1,000 Index: S&P 500 ® Daily Risk Control 10% Excess Return Index Index Ticker: SPXT10UE Participation Rate: 110% Pricing Date: January 31, 2023 Review Date: December 29, 2023 Observation Date: January 4, 2024 Maturity Date: February 5, 2026 Review Dates: Annually CUSIP: 48133TC60 Preliminary Pricing http://sp.jpmorgan.com/document/cusip/48133TC60 / doctype/Product_Termsheet/document.pdf Supplement : Estimated Value: The estimated value of the notes, when the terms of the notes are set, will not be less than $900.00 per $1,000 principal amount note. For information about the estimated value of the notes, which likely will be lower than t he price you paid for the notes, please see the hyperlink above. Automatic Call If the closing level of the Index on the Review Date is greater than or equal to its Call Value, the notes will be automatica lly called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Call Premium Amount, payable on the Call Settlement Date. No further payments will be made on the notes. If the notes are automatically called, you will not benefit from the Upside Leverage Factor that applies to the payment at ma tur ity if the Final Value of each Index is greater than its Initial Value. Because the Upside Leverage Factor does not apply to the payment upon an autom ati c call, the payment upon an automatic call may be significantly less than the payment at maturity for the same level of appreciation in the Lesse r P erforming Index. Payment at Maturity If the notes have not been automatically called and the Final Value is greater than the Initial Value, at maturity, you will rec eive a cash payment that provides you with a return per $1,000 principal amount note equal to the Index Return multiplied by the Participation Rate. I f t he notes have not been automatically called and if held to maturity, you will receive a full repayment of principal on the notes, even if the Index dec lines, subject to the credit risks of JPMorgan Chase Financial LLC and JPMorgan Chase & Co . Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes. Investing in the notes linked to the Index involves a number of risks. See "Selected Risks" on page 2 of this document, "Risk Fa ctors" in the prospectus supplement and the relevant product supplement and underlying supplement and "Selected Risk Considerations" in th e relevant pricing supplement. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes o r p assed upon the accuracy or the adequacy of this document or the relevant product supplement or underlying supplement or the prospectus suppl eme nt or the prospectus. Any representation to the contrary is a criminal offense. J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com 3yr Auto Callable SPXT10UE Notes North America Structured Investments Terms supplement to the prospectus dated April 8, 2020, the prospectus supplement dated April 8, 2020, the product supplement no. 3 - II dated November 4, 2020 and the underlying supplement no. 1 - II dated November 4, 2020 Registration Statement Nos. 333 - 236659 and 333 - 236659 - 01 Dated January 3, 2023 Rule 424(b)(3) Index Return at Review Date Total Return at Review Date* Total Return at Maturity if not Automatically Called 60.00% 8.55% 71.50% 40.00% 8.55% 44.00% 20.00% 8.55% 22.00% 10.00% 8.55% 11.00% 6.00% 8.55% 6.60% 3.00% 8.55% 3.30% 2.00% 8.55% 2.20% 1.00% 8.55% 1.10% 0.00% N/A 0.00% - 5.00% N/A 0.00% - 10.00% N/A 0.00% - 20.00% N/A 0.00% - 30.00% N/A 0.00% - 50.00% N/A 0.00% - 60.00% N/A 0.00% - 80.00% N/A 0.00% - 100.00% N/A 0.00% Hypothetical Examples of Amounts Upon Automatic Call or at Maturity** N/A – indicates that the notes would not be called on the applicable Review Date and no payment would be made for that date. * Reflects a Call Premium of 8.55% per annum and the applicable maximum Call Values listed in the table to the left. The Call Premium will be provided in the pricing supplement and will not be less than 8.55% per annum. The Call Values will be provided in the pricing supplement and will not be greater than the applicable maximum. ** Not all Review Dates reflected. The hypothetical returns on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns would likely be lower. Call Value* Call Premium* 100.00% of the Initial Value At least 8.55%

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Risks • The notes may not pay more than the principal amount at maturity. • The level of the Index will include the deduction of a notional financing cost. • Your maximum gain on the notes is limited if the Index Return is negative. • The Index may not be successful and may not outperform or underperform the Underlying Index. • The Index may not approximate its target volatility. • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. • No interest payments, dividend payments or voting rights. • JPMorgan Chase & Co. is currently one of the companies that make up the Underlying Index. • The daily adjustment of the exposure of the Index to the Underlying Index may cause the Index not to reflect fully any appreciation of the Underlying Index or to magnify any depreciation of the Underlying Index. • The Index may be significantly uninvested, which will result in a portion of the Index reflecting no return. • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets. Selected Risks (continued) • The estimated value of the notes will be lower than the original issue price (price to public) of the notes. • The estimated value of the notes is determined by reference to an internal funding rate. • The estimated value of the notes does not represent future values and may differ from others’ estimates. • The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period. • Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS ) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes decline. • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes. Additional Information Any information relating to performance contained in these materials is illustrative and no assurance is given that any indic ati ve returns, performance or results, whether historical or hypothetical, will be achieved. These terms are subject to change, and J.P. Morgan undertakes no duty to update this information. This document shall be amended, superse ded and replaced in its entirety by a subsequent preliminary pricing supplement and/or pricing supplement, and the documents referred to therein. In the event any inconsistency between the information presented herein an d a ny such preliminary pricing supplement and/or pricing supplement, such preliminary pricing supplement and/or pricing supplement shall govern. Past performance, and especially hypothetical back - tested performance, is not indicative of future results. Actual performance m ay vary significantly from past performance or any hypothetical back - tested performance. This type of information has inherent limitations and you should carefully consider these limitations before placing reliance on s uch information. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o f U .S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Cha se & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax - related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to these m att ers. This material is not a product of J.P. Morgan Research Departments. North America Structured Investments 3yr Auto Callable SPXT10UE Notes The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable prod uct supplement and underlying supplement and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information